Exhibit 99.1

Telenav Issues Letter to Shareholders to Provide Update

Related to COVID-19

Reaffirms March Quarter Revenue Guidance; Strong End-of-Quarter Cash of $120 Million

SANTA CLARA, Calif. – Apr. 7, 2020 – Telenav®, Inc. (NASDAQ:TNAV), a leading provider of connected car and location-based products and services, today issued the following letter to shareholders:

Dear Fellow Shareholders,

As the global COVID-19 pandemic continues to evolve, we want to address the current situation. First and foremost, our top priority is the health and safety of our employees and their families, as well as our customers and partners. Our hearts go out to everyone who has been affected by this public health emergency, whether directly or indirectly.

Despite the challenges we face ahead, we believe we will be able to continue to deliver our products to our customers, without compromising our employees’ safety. Like many companies, we have put in place work-from-home procedures. We believe our employees have the necessary tools and technology to remain connected and productive while working from home offices around the world in the United States, China, Japan, South Korea, Germany and Romania. China is returning to a normal routine and more than half the employees having returned to the office beginning last week. We believe these cumulative efforts should allow us to maintain our project schedules and timelines.

There are many uncertainties and we expect to see continued impact from the coronavirus pandemic. Our revenue, like most, if not all, automotive-related businesses, depends upon the volume of new vehicles being produced. The recently announced shutdown of manufacturing operations by Ford, GM and other automobile manufacturer partners will negatively impact our revenue and operating results while they continue and until they resume full production.

However, despite the impact of the COVID-19 pandemic on the auto industry, and the larger global economy, we do not see substantial impact to our financial results for our fiscal third quarter ended March 31, 2020. We expect our operating results for the quarter to be within the guidance range we provided on February 12, 2020, with the exception of billings which we now estimate for the quarter will be between $61.5 million and $63.5 million, approximately 2% lower than the prior range of $62.5 million to $64.5 million.

We will continue to closely monitor demand and sales amongst our OEM partners, engaging with them on a daily basis to gauge future OEM production levels and demand for our products.

Prior to this global pandemic, we actively strengthened our business by improving our gross margins, enhancing our cost controls and generating strong cash flow. Our cash increased over the past year from $86 million to $129 million at December 31, 2019. We expect to have cash, cash equivalents and short-term investments totaling approximately $120 million as of March 31, 2020. These amounts exclude restricted cash held at the end of the quarter, but do reflect approximately $11 million we used in the quarter for investments and share repurchases. We believe our cash position will enable us to successfully navigate through this uncertain period.

In this time of uncertainty, we look forward to providing you further updates on our progress.

Our management team has the experience, confidence and strategy to drive through challenging times. We will continue to maintain a tight focus on costs and operations to manage our business responsibly considering the continuing economic environment.

Stay safe and healthy.

Sincerely,

HP

Forward Looking Statements

This stockholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, and other matters. Any forward-looking statement made in this stockholder letter speaks only as of the date on which it is made. Telenav undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. Telenav cautions that these statements are subject to risks and uncertainties, many of which are outside of Telenav’s control and could cause future events or results to be materially different from those stated or implied in this document, or to not occur at all. These potential risks and uncertainties include, among others: the impact of the COVID-19 on business activity, including but not limited to the shutdown of manufacturing operations by Ford, GM and other automobile manufacturer customers, consumer demand for new vehicles and the Company’s operations; when Ford, GM and other automobile manufacturer partners will resume partial or full production and the impact the continued period of reduced volume of new vehicles being produced will have our revenue and operating results; the Company’s ability to achieve future revenue currently estimated under customer engagements, including the Company’s ability to determine, achieve and accurately recognize revenue under customer engagements, including specifically related to the Company’s transaction with Grab Holdings; the Company’s ability to manage its operations and expenses and generate and maintain levels of cash to sustain its operations; the Company’s ability to maintain operations and project schedules through work-from-home procedures and resources; whether the Company’s current and future cash will enable it to maintain current or minimum operations over future periods; and macroeconomic and political conditions in the U.S. and abroad, in particular China. The Company discusses these risks in greater detail in “Risk Factors” and elsewhere in its Form 10-K for the fiscal year ended June 30, 2019 and other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management’s beliefs and assumptions only as of the date made. You should review the company’s SEC filings carefully and with the understanding that actual future results may be materially different from what the Company expects.

ABOUT TELENAV, INC.

Telenav is a leading provider of connected car and location-based services, focused on transforming life on the go for people - before, during, and after every drive. Leveraging our location platform, we enable our customers to deliver custom connected car and mobile experiences. To learn more about how Telenav’s location platform powers personalized navigation, mapping, big data intelligence, social driving, and location-based advertising, visit www.telenav.com.

Copyright 2020 Telenav, Inc. All Rights Reserved.

Telenav and the “Telenav” logo are trademarks of Telenav, Inc. All rights reserved. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

TNAV-F

Investor Relations:

Bishop IR

Mike Bishop

415-894-9633

IR@telenav.com

Media:

Raphel Finelli

408-667-5970

raphelf@telenav.com